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                                                                   Exhibit 10.10


                   STERILIZATION PROCESSING SERVICES AGREEMENT

                  This agreement (the "Agreement") is made and entered into as of the 1st day of January 1996, between the Convertors/Custom Sterile Division of Baxter Healthcare Corporation, with its principal place of business at 1500 Waukegan Road, McGaw Park, Illinois, 60085-6782 ("Buyer"), and Griffith Micro Science, Inc., with its principal place of business at 2001 Spring Road, Oak Brook, Illinois, 60521 ("Seller"). This agreement may also apply to other Baxter divisions, subsidiaries, suppliers or contract manufacturers as mutually agreed upon by Buyer and Seller.


         1.0 TERM OF AGREEMENT. This Agreement will commence as of the 1st day of January 1996 and shall continue for five and one-half (5 1/2) years to June 30, 2001. This Agreement may be extended for one additional three (3) year term upon the written consent of both parties. At the end of the additional three year term, this Agreement may be extended for additional one (1) year terms upon the written consent of both parties. The initial five and one-half (5 1/2) year term of this Agreement may also be extended under the provisions of
Section 3.3(d) of this Agreement. This Agreement supersedes the Sterilization Processing Services Agreement made and entered into as of January 1, 1993, by Buyer and Seller, including any amendments or modifications thereto.

         2.0      PURCHASE AND SALE OF PROCESSING SERVICES; LABORATORY SERVICES.

                  2.1 Purchase and Sale of Processing Services. On the terms and subject to the conditions hereinafter set forth, Buyer agrees to purchase from Seller, and Seller agrees to perform for Buyer, all of Buyer's requirements during the term of this Agreement, including any extension thereof, for ethylene oxide and ethylene oxide/nitrogen gas sterilization processing services for the products identified on Schedule A (the "Products") produced at Buyer's facilities identified on Schedule A and for which Buyer does not perform its own sterilization processing services. Such processing services shall be provided at Seller's validated processing facilities located in [ * ], or at such other validated facility or facilities operated by Seller as may be mutually agreed upon by both parties. The facilities and products identified on Schedule A currently represent 100% of Buyer's requirements in the United States for ethylene oxide or ethylene oxide/nitrogen gas sterilization processing not performed by Buyer at its own sterilization facilities. If, during the term of this Agreement, Buyer produces a Product at another of its facilities not listed on Schedule A, Buyer agrees to purchase its requirements for ethylene oxide and ethylene oxide/nitrogen gas sterilization processing from Seller for the Product produced at the unlisted facility, provided, however, that if in doing so Buyer's transportation costs for such Product increase more than thirty percent (30%) over the transportation costs incurred by Buyer in purchasing sterilization processing services from Seller for the Product produced at each facility listed on Schedule A, Buyer and Seller shall negotiate in good faith the pricing provisions of this Agreement with respect to the Product produced at the unlisted facility and use their best efforts to retain the economic benefits of this Agreement for both parties with respect to the Product produced at the unlisted facility. In the event, Buyer develops or acquires additional products during the term of this Agreement which require ethylene oxide or ethylene




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oxide/nitrogen gas sterilization, Buyer agrees to offer its requirements for sterilization processing of such products to Seller under the terms and conditions of this Agreement, to the extent Buyer does not perform its own sterilization processing of such products. Each such additional product shall be included within the term "Products" under this Agreement. Except as provided in
Section 4.8 of this Agreement, title to and risk of loss of the Products shall remain with Buyer at all times.


                  2.2 Annual and Quarterly Forecasts. Buyer will furnish Seller with a preliminary forecast of its requirements for sterilization processing services for each of Buyer's manufacturing facilities for each calendar year covered by this Agreement, including its forecasted requirements for each calendar month and quarter within each year, no later than August 1 of the preceding year. For purposes of this Agreement, "calendar year" shall mean each year January 1 through December 31, 1996, 1997, 1998, 1999 and 2000 and the six month period January 1, 2001 through June 30, 2001. Buyer and Seller shall meet prior to the beginning of each calendar quarter to review and agree upon the Buyer's forecasted requirements for sterilization processing services for the upcoming quarter, which shall include a forecast for each week of the quarter, and to exchange other information regarding their business relationship. Buyer will use its best efforts to spread its requirements for sterilization processing services during a quarter evenly throughout the quarter.


                  2.3 Minimum Processing Volume. (a) Seller will process all of Buyer's ethylene oxide and ethylene oxide/nitrogen gas sterilization requirements for the Products as provided in Section 2.1 of this Agreement, regardless of Buyer's forecasted requirements.


                  2.3 (b) Buyer agrees that during each calendar year of the initial term of this Agreement it will purchase, at a minimum, a dollar volume of sterilization processing services from Seller equal to the dollar amount shown for that calendar year in the "Total" row on Schedule B. If during any calendar year, Buyer fails to purchase a dollar volume of sterilization processing services from Seller in excess of [ * ] of the minimum dollar volume for that calendar year, Seller shall have the right, at its option, to terminate this Agreement or renegotiate its terms. If Buyer has fulfilled its obligations under Sections 2.1 and 2.3(a) of this Agreement, termination of this Agreement, renegotiation of its terms and the remedies provided in Section 3.2(c), shall be Seller's sole remedies for Buyer's failure to purchase sterilization processing services from Seller in excess of [ * ] of the minimum dollar volume for a calendar year. If during any calendar year, Buyer purchases a dollar volume of sterilization processing services from Seller in excess of [ * ] of the minimum dollar volume for that calendar year, Buyer shall have the right, at its option, to terminate this Agreement or renegotiate its terms.


                  2.3 (c) If this Agreement is extended beyond June 30, 2001, Buyer and Seller shall agree upon the minimum dollar volume for each year, or portion thereof, during the extension.



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                  2.3 (d) Buyer shall be free to purchase sterilization
processing services from persons other than Seller during a calendar month to the extent that Buyer's requirements for outside sterilization processing services for its facilities in that month are such that Seller cannot meet the service level requirements set forth in Sections 2.4(a) and 2.4(b) of this Agreement, provided, however, that, with respect to each such purchase of processing services, Buyer shall first have offered to Seller the opportunity to perform such processing services on the terms provided for in this Agreement.

                  2.4 Service Level Requirement. (a) Seller guarantees that it shall complete processing within the time frame set forth in Section I of Schedule E, as established and mutually agreed upon by both Buyer and Seller during their quarterly review of Buyer's requirements, for Products delivered by Buyer in accordance with the then current production schedule, including load size and applicable high build mix for the week (as agreed to by Buyer's shipping department and Seller's facility production scheduler) and not in excess of the product delivery forecast agreed upon for the quarter pursuant to
Section 2.2 of this Agreement. In the event Buyer delivers to Seller during a week Product in excess of the volume set forth in the forecast agreed upon pursuant to Section 2.2, Seller agrees to use its best efforts to complete processing within the time frame set forth in Section I of Schedule E. For purposes of this Agreement, a working day is any day, including Saturday and Sunday, during which the Seller's processing facility to which the Product is shipped by Buyer is processing any product. The "turn around period" shall commence on the working day and at the time product is received at Seller's processing facility and shall end on the working day and at the time the product is processed and removed from Seller's retort vessel.

                  2.4 (b) If Seller's facility fails to complete processing of Product that is not in excess of the volume forecasted pursuant to Section 2.2 within the specified aeration period in Schedule E, Section II and Buyer has complied with its obligations under Sections 2.2 and 2.3, Buyer may, at its option, and upon prior written notice to Seller, ship that Product using the dual driver concept for fastest delivery to another of Seller's processing facilities selected by Seller, in which event Seller agrees to complete processing of the Product at such other facility within the specified aeration period in Schedule E, Section II. In the event Seller is unable to process such Product at one of its facilities, Buyer may use another vendor of processing services. Seller shall incur any additional processing or transportation charges, including any incremental processing and transportation costs incurred by Buyer, in connection with the shipment and use of another of Seller's or another vendor's facility. In the event that Buyer uses another vendor's facility pursuant to this Section 2.4(b), Seller shall be liable for any validation costs, including Buyer's labor and transportation costs and the cost of destructible samples, incurred by Buyer, which costs shall not exceed [ * ] per vessel or [ * ] per facility. Product processed by another vendor under this
Section 2.4(b) shall be applied toward Buyer's minimum dollar volume requirement set forth in Section 2.3(b).



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                  2.4 (c) Should Buyer experience a shutdown or other service interruption at any of Buyer's in house ethylene oxide or ethylene oxide/nitrogen gas sterilization facilities which requires Buyer to transfer this product to any of Seller's facilities, Seller shall be obligated to process this product with the fastest turnaround possible and on a mutually agreed upon schedule, but Seller is not obligated to meet the requirements set forth in Sections 2.4(a) and 2.4(b) for this overflow volume.

                  2.5 Conversion of Johnson City, Tennessee and Cleveland, Mississippi. (a) Buyer agrees that no later than July 1, 1997, it will cease providing internal sterilization processing services at its Johnson City, Tennessee facility and will purchase all of the sterilization processing services formerly provided at its Johnson City facility from Seller (at a rate of at least [ * ] of sterilization processing services per year). Buyer agrees not to provide internal sterilization processing services at any of its other facilities for Products sterilized at its Johnson City facility. If Buyer complies with the obligations of this Section 2.5(a), Seller agrees to install in its Charlotte, North Carolina facility equipment necessary to permit Seller to meet the requirements of Schedule E, Section II with respect to the sterilization processing services transferred from Buyer's Johnson City facility to Seller's Charlotte facility.

                  2.5 (b) Buyer agrees that no later than January 1, 1997, it will cease providing internal sterilization processing services at its Cleveland, Mississippi facility and will purchase all of the sterilization processing services formerly provided at that facility from Seller (at a rate of at least [ * ] of sterilization processing services per year). Buyer agrees not to provide internal sterilization processing services at any of its other facilities for Products sterilized at its Cleveland facility.

                  2.6 Laboratory Services. Commencing no later than June 1, 1996, Buyer shall purchase its requirements for laboratory services from Seller for the Products receiving sterilization processing services at Seller's Ontario and Los Angeles, California and Charlotte, North Carolina facilities, provided that Seller's prices for laboratory services at the time Buyer commences purchasing such services from Seller are competitive with the prices of other providers of such laboratory services unaffiliated with Buyer. If Buyer believes that other providers of laboratory services are offering lower prices than Seller at the time Buyer is to commence purchasing such services from Seller, Buyer shall provide proof of such lower prices to Seller and Seller shall have an opportunity to meet such lower prices. Buyer agrees to use its best efforts to purchase from Seller its requirements for laboratory services for the Products receiving sterilization processing services at Seller's facilities in Santa Teresa, New Mexico and Willowbrook, Illinois, commencing no later than June 1, 1996. The parties agree that the provision of laboratory services by Seller to Buyer will result in incremental internal and/or external cost reductions for Buyer which shall be applied against the cost savings Seller has agreed to provide Buyer for 1996 under Section 3.2 of this Agreement. The task force established pursuant to Section 3.3 will determine the amount of internal and external cost reductions that will be attributable to Seller's provision of laboratory services.


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         3.0      PRICES FOR PROCESSING SERVICES; PAYMENT TERMS; COST SAVINGS.

                  3.1 Prices, Payment Terms. (a) During the term of this Agreement, Seller shall provide processing services to Buyer at the prices set forth in Schedule B, provided, however, Seller shall be free to increase the prices set forth in Schedule B at any time, upon thirty (30) days advance written notice to Buyer, in an amount which permits Seller to fully recover any increase in the costs of Seller due to (i) an increase in the price of the gas used by Seller in providing sterilization processing services, (ii) an increase in the amount of gas used by Seller in providing sterilization processing services, or (iii) regulatory changes (including changes in taxes imposed on Seller). Increases in the per pallet price in any calendar year due to regulatory changes shall not exceed [ * ] of the average per pallet price during that calendar year. Increases in the per pallet price in any calendar year due to increases in the price of the gas used by Seller shall not exceed the greater of (x) [ * ] of the average per pallet price under this Agreement on January 1 of that calendar year or (y) an amount equal to the difference between [ * ] increased by [ * ] each year, compounded, for each complete or partial calendar year since the date of this Agreement, including the calendar year in which the price increase is occurring, and the sum of [ * ] and the prior increases in per pallet prices due to increases in the price of the gas used by Sellers since the date of this Agreement. (By way of example, if the average per pallet price on January 1, 1998 is [ * ] and [ * ] of the increase from the average per pallet price of [ * ] at the start of the Agreement was the result of increases in gas prices during 1996 and 1997, price increases during 1998 due to increases in gas prices shall be limited to the greater of [ * ]. If Seller incurs an increase in the price of gas and is unable to raise its prices to Buyer under this Section to fully recover such increase, Seller shall have the right to terminate this Agreement on thirty (30) days written notice to Buyer. In the event of a reduction in the price of the gas used by Seller in providing sterilization processing services under this Agreement, Seller agrees to reduce its prices to Buyer in an amount equal to the reduction in the price of gas, commencing on the effective date of the gas price reduction. All notices of price changes to Buyer under this Section shall include documentation showing the basis for the change.

                  3.1 (b) The prices set forth in Schedule B have been determined based upon a pallet size of 40 x 48 inches or as mutually agreed upon in writing by both parties and cycles times as set forth in Schedule A. In the event of a cycle time increase of [ * ] or more from the times set forth in Schedule A, Buyer and Seller shall negotiate an increase in the prices set forth in Schedule B. Any change in pallet size must be agreed to by both parties in writing prior to the use of such alternate pallet size.

                  3.1 (c) The prices provided for in this Section 3.1 do not include taxes or the costs of shipping Products or samples to and from Seller's facilities. Such costs shall be borne entirely by Buyer.


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                  3.1 (d) Seller will invoice Buyer for processing services
rendered by Seller under this Agreement. Payment of each invoice shall be made by Buyer net thirty (30) days of the date of the invoice.

                  3.2 Cost Savings. (a) If Buyer complies with all of its obligations under Sections 2.1, 2.2, 2.3, and 2.5(a) and (b) of this Agreement, Seller agrees to provide Buyer with incremental internal and external cost reductions and rebates ("cost savings") totaling [ * ] during the initial term of this Agreement. The amount of the cost savings for each calendar year during the initial term is set forth in the "Cost Savings" row on Schedule B.

                  3.2 (b) (i) If the incremental internal and external cost reductions that Seller provides Buyer for a calendar year fall below the cost savings Seller has agreed to provide Buyer for that calendar year, Seller shall pay to Buyer a rebate in an amount equal to the difference between the agreed upon cost savings and the incremental internal and external cost reductions achieved during that calendar year. Such payments shall be made within sixty
(60) days after the end of the calendar year. (ii) If the incremental internal and external cost reductions that Seller provides Buyer for a calendar year equal or exceed the cost savings Seller has agreed to provide Buyer for that calendar year, no rebate shall be paid by Seller to Buyer for that calendar year and the amount of the excess for that calendar year shall be applied against the agreed upon cost savings for the following calendar year. If at the end of the initial term of this Agreement, Seller has provided Buyer with cost savings in excess of the agreed upon cost savings for the initial term, Buyer shall pay to seller one-half of the excess. Such payment shall be made within sixty (60) days after June 30, 2001.

                  3.2 (c) (i) If Buyer's purchases of sterilization processing services from Seller during a calendar year fall below [ * ] of the minimum dollar volume for that calendar year, as provided in Section 2.3, the cost savings that Seller has agreed to provide Buyer for that calendar year shall be reduced to the amount shown on the applicable schedule B-1 through B-5. If Seller has provided Buyer with incremental internal and external cost reductions during the calendar year that exceed the reduced cost savings Seller has agreed to provide Buyer for that calendar year, determined in accordance with this Section, the excess cost savings for that calendar year shall be applied to the agreed upon cost savings for the following calendar year or paid to Seller as provided for in Section 3.2(b)(ii) of this Agreement. (ii) If Buyer's purchases of sterilization processing services from Seller during a calendar year exceed [
* ] of the minimum dollar volume for that calendar year, the cost savings Seller has agreed to provide Buyer for that calendar year shall be increased to the amount shown on the applicable schedule B-1 through B-5 for that calendar year. For purposes of determining the percentage of the minimum dollar volume of sterilization processing services purchased by Buyer from Seller during a calendar year under this Section 3.2(c), the percentage shall be rounded to the nearest whole percentage such that .5% or more will be rounded up to the next higher whole number and less than .5% will be rounded down to the next lower whole number.




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                  3.2 (d) Buyer and Seller agree that prior to entering into this Agreement Seller made certain investments that will result in incremental internal and external cost reductions for Buyer during 1996 in the amount of [ * ]. This amount shall be applied against the cost savings Seller is obligated to provide Buyer for 1996 and for the initial term of the Agreement as set forth on Schedule B.

                  3.3 Cost Savings Task Force. (a) Seller and Buyer agree to establish a cost savings task force that will be responsible for developing and approving projects that will result in internal and/or external cost reductions for Buyer in connection with the sterilization of the Products. Within 60 days after the execution of this Agreement, each party will designate at least three of its employees who are knowledgeable about laboratory, sterilization and logistics to serve on the task force and will notify the other party of the employees it designated. Each party may replace one or more of its representatives on the task force with another of its employees knowledgeable in laboratory, sterilization and logistics upon thirty (30) days prior written notice to the other party. The task force shall meet at least once every forty-five (45) days at an agreed upon location.

                  3.3 (b) Seller and Buyer agree to see to it that the task force uses its best efforts to design, develop and implement projects that will result in internal and/or external cost reductions for Buyer. The task force shall maintain detailed minutes of its meetings which minutes shall record, among other matters, the task force's decisions to approve, disapprove, continue, discontinue or modify each project considered by the task force. In addition, the task force shall prepare a detailed written report for each project considered by it. The report shall provide a description of the project, its scope and its expected results, identify the representatives of each party that will be involved in the design, development and implementation of the project, provide a schedule and budget for each phase of the project, and estimate the internal and external cost reductions to Buyer that will result from the project. At each meeting, the task force shall review each project then being designed, developed and implemented and shall revise and update the report for each project to reflect the progress of and any changes to the project since the preceding meeting of the task force. Seller shall maintain records for each project detailing the engineering and research and development hours and expenses (direct and indirect) attributable to each project.

                  3.3 (c) Upon completion of the implementation of each project, the task force shall prepare a final report on the project which shall include a detailed description of the cost of the project and the hours required to design, develop and implement the project and the final estimate of the internal and external cost reduction that will result to Buyer as a result of the project. This final estimate shall be applied against the cost savings Seller has agreed to provide Buyer in the calendar year in which implementation of the project is completed.


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                  3.3 (d) In the event the task force approves the
implementation of a project that requires a capital investment by Seller, Seller and Buyer agree to negotiate an extension of the initial term of this Agreement, an increase in the price of sterilization processing services provided for in
Section 3.1 to compensate Seller for the capital investment required by the project, and/or having Buyer incur all or some portion of the capital investment required.

         4.0      PERFORMANCE OF PROCESSING SERVICES.

                  4.1 Processing Cycle Parameters. (a) Seller agrees that each class of the Products processed hereunder shall be processed in accordance with the cycle parameters for such class of Products set forth in Schedule A attached hereto. The parties agree that no cycle parameters will provide for gas concentration in excess of [ * ] mg/L unless the parties agree on the pricing for such gas concentration. Buyer may modify the cycle parameters for any class of Products from time to time and the parties may agree upon additional cycle parameters for new classes of Products. No cycle parameters, modifications or additions shall become effective and binding upon the parties until the cycle parameters, modifications or additions and the pricing therefore have been agreed upon in a writing signed by both parties.

                  (b) In the event Seller becomes aware that it has failed in any respect to process any of the Products in accordance with the applicable cycle parameters, Seller shall notify Buyer of such nonconformity no later than the work day following Seller's discovery of such nonconformity. In the event a facility of Seller fails to process in accordance with applicable cycle parameters Products accounting for in excess of the percentage specified in Schedule E, Section III, of Products processed by that facility, Buyer may charge Seller an amount for each variation above the specified percentage to reflect the actual additional cost Buyer incurs in labor and testing not to exceed [ * ].

                  4.2 Validation of Processing Cycle Parameters. In accordance with Food and Drug Administration requirements, Buyer shall have exclusive responsibility for the validation of processing cycle parameters for each class of the Products prior to the commencement of commercial processing of such class.

                  4.3 Shipment of the Products by Buyer. Buyer will assemble the Products on slip sheets or pallets and the Products shall be accompanied by documents setting forth the facility from which the Products are shipped, the number of shipping cartons in the shipment by product code and part number or catalog number, the date of the shipment and the type of sterilization processing required (100% ethylene oxide or EtO Nitrogen). Upon receipt of a shipment, Seller will complete a Receiving Report on the shipment. If each batch count received is not identical to that shown on shipping papers as having been shipped by Buyer, Seller shall notify Buyer of any discrepancy and it shall be Buyer's responsibility to locate the lost material and, if necessary, to notify the appropriate government agencies. No material in any batch is to be processed, and the provisions of Section 2.4 shall not apply, until both parties are in agreement as to the exact count. Buyer agrees to supply Seller with five
(5) copies of a material



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safety data sheet ("MSDS") complying with 29 CFR 1900.1200(g) with the first shipment of any hazardous chemical to Seller, and with the first shipment following each and every revision to the MSDS. Upon Seller's signed receipt of shipment, Seller will be responsible for the total count of the Products including biological indicators (test packs) while said Products are in Seller's possession.

                  4.4 Use of Biological Indicators or Product Samples. In the event Buyer desires to use microbiological test packs, indicators or product samples, it shall furnish to Seller comprehensive instructions regarding the procedures of their placement and their removal, packaging and shipment to a testing laboratory for analysis, and the procedure for the removal, handling, marking and disposition of any shipment of the Products which includes microbiological test packs, indicators or product samples and Seller agrees to comply with such instructions. Such test packs, indicators or samples shall be conspicuously marked by Buyer and shall be dispersed at selected locations through each shipment during processing in accordance with Buyer's specifications. Buyer will be responsible for all expenses of testing, including shipment to and from any testing laboratory and any sterility audit of the laboratory.

                  4.5 Records of Processing. (a) Seller shall provide Buyer on a daily work day basis a log of Buyer's product at Seller's locations showing the status of product within Seller's locations. Buyer will furnish an originating document providing load number and catalog number. The log shall include, but not be limited to, the following information in the format indicated below:

                                                 CYCLE                  TURN-
LOAD LOT     DATE         VACUGAS    PRETEMP     STOP    B.I.*PULL      AROUND
NUMBER       RECEIVED     NUMBER     DATE        DATE    DATE           TIME
------       --------     ------     ----        ----    ----           ----


*Where preferred by Buyer

The log shall be transmitted to Buyer via Seller's fax and may be changed or added to as mutually agreed to by Buyer and Seller.

                  4.5 (b) Seller shall provide Buyer with weekly and monthly turn time reports and monthly non-conformance reports for each of Seller's facilities, and for all facilities combined, that provided sterilization processing services to Buyer during the period covered by the report.

                  4.6 Shipment of the Products by Seller. Seller agrees that upon completion of processing, Seller's facilities can be used as a shipping point for processed Products to locations determined by Buyer. Seller shall cause the Products to be shipped in accordance with Buyer's written instructions and Buyer shall pay all shipping charges. On all shipments of Products to be shipped to a location other than one of Buyer's facilities, in addition to paying all shipping charges, Buyer shall reimburse Seller for all direct and indirect expenses incurred by Seller in preparing the shipments, including labor and material handling expenses. When shipping the Products, Seller shall include documents specifying the number of units in the shipment by




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product code and lot number. In the event that Buyer has notified Seller that
Buyer's Product is released for shipment from Seller, Seller is solely responsible for notifying the common carrier within twenty-four (24) hours from the time of notification of release by Buyer.

                  4.7 Storage of the Products by Seller. Buyer will remove Product from Seller's processed product warehouse expeditiously after processing, but Buyer may store Product in Seller's processed product warehouse area for a maximum of [ * ] after sterile release without extra charges for storage. Thereafter, Seller may charge Buyer for storage in Seller's warehouse or in an outside warehouse selected by Seller at the prevailing rate for such services and Seller shall have the option of returning such Product to Buyer at Buyer's expense, provided Buyer has not previously given Seller shipping instructions for such Product.

                  4.8 Product Damage Caused by Seller. If Product is damaged by Seller as a result of Seller's failure to adhere to the parameters set forth in Schedule A or by physical mishandling by Seller, Seller shall be responsible to Buyer for the entire costs of the Product, billed to Seller at Buyer's established manufacturing cost. Buyer will make every effort to keep cost to a minimum by refurbishing and/or repackaging wherever feasible.

                  4.9 Buyer's Access to Seller's Facilities. During routine ethylene oxide processing, Seller will allow authorized Buyer personnel to observe the process, monitor procedures and have access to pertinent sterilization process records. Buyer personnel may be present throughout the qualification period. All visits to Seller's facilities by Buyer personnel will be prearranged with Seller's Plant Manager.

                  4.10 Buyer's Access to Processing Records. Upon request, Seller shall send Buyer duplicate copies of all sterilization processing records deemed necessary by Buyer along with microbiological test packs (if required), upon completion of sterilization process cycles, including degassing.

                  4.11 Non-sterile Markings. Buyer agrees that it will ship each pallet, carton or other designated unit of the Products completely covered and conspicuously marked to show its "non-sterile" nature. Such marking must be sufficiently secure to prevent its accidental removal prior to release of the Products from quarantine by Buyer. After the processing has been completed, Seller will attach to each pallet, carton or other container of such Products a label bearing the following works: "VACUGAS(R) Treated - Awaiting Sterility Test Results." Buyer agrees that it will leave this label attached to each pallet, carton or other container of the Products, and will keep each such pallet, carton or other container in quarantine, until it has received a certificate of specification compliance from its testing laboratory. As provided in Section 4.6, Seller agrees, upon authorization by Buyer, to release and ship product after sterilization. Seller will develop a standard procedure to remove all of Buyer's and Seller's labels showing "non-sterile" status and "Awaiting Sterility Test Results". If non-compliance by Seller occurs, Seller shall audit the respective facility within two (2) weeks and provide documentation of audit results to Buyer.



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

                  4.12 Compliance with Laws. (a) Each of the parties agrees at all times to conduct its operations in compliance with the applicable requirements of 21 Code of Federal Regulations Part 801.150 ("Medical devices; processing, labeling, or repackaging") and 21 Code of Federal Regulations Part 820 ("Good Manufacturing Practice for Medical Devices: General") or any successor regulations. Seller agrees to obtain and keep current all applicable licenses and permits required by applicable laws and regulations for the operation of its plants that engage in processing under this Agreement. Seller will notify Buyer in January of each calendar year that all applicable licenses and permits have been obtained and are current.

                  (b) Buyer acknowledges that the State of California has determined that ethylene oxide is a carcinogen and a reproductive toxin, and that it is so listed under California's Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65"). The presence of ethylene oxide or other gas residues in the Products following sterilization processing may require warning labels under Proposition 65 or similar "right to know" laws in other states. Buyer agrees to comply with any and all federal state and local labeling requirements.

                  4.13 FDA Visits to Seller's Facilities. Seller shall notify Buyer in writing within twenty-four (24) hours of an FDA investigation or audit of any of Seller's facilities where Seller is processing Buyer's Products. Seller shall notify Buyer of an FDA request to review any documents, Products or practices pertaining to Buyer. Seller agrees to provide copies of all documents reviewed by the FDA pertaining to Buyer or Buyer's Products. Seller will provide, within two (2) weeks from the date of exit interviews, copies of FDA investigation/audit reports and Seller's response to FDA for facilities at which Seller is processing Buyer's Products.

         5.0 CONFIDENTIAL INFORMATION. Buyer and Seller each acknowledges that, in the course of performing its obligations pursuant to this Agreement, it may obtain certain confidential and/or proprietary information belonging to the other party, its affiliates or customers. Subject to the exceptions set forth in this Section, each party agrees that information provided to it in writing or reduced to writing within thirty (30) days after its communication to the receiving party and which has been marked "confidential" shall be received in strict confidence, shall be used only for the purpose of this Agreement and shall not be disclosed by the receiving party, its agents or employees without the prior written consent of the disclosing party, except as may be necessary by reason of legal and regulatory requirements beyond the receiving party's reasonable control. This obligation of confidentiality shall survive termination of this Agreement but shall not apply to information which is (i) publicly known or becomes publicly known through no act of the receiving party; (ii) rightfully received from a third party; (iii) independently developed; or (iv) already known to the receiving party. Each party agrees that any information disclosed to it prior to the execution and delivery of this Agreement shall be subject to and governed by the terms of this Section.

         6.0      LIMITATION OF LIABILITY; INDEMNIFICATION

                  6.1 Obligation of Seller. (a) The parties agree that Seller's obligation under this Agreement is limited to processing the Products in accordance with the cycle parameters referred to in Section 4.1 hereof. Buyer acknowledges that many factors beyond Seller's control can affect the ultimate microbiological condition of the Products. Among these are the quality, type and original bioburden of the Products and their packaging, the atmospheric humidity in the packaging room, the configuration of the Products, the material of construction of the Products, the adequacy of the testing laboratory atmosphere and equipment, the competence of testing laboratory personnel, the competence and adequacy of sampling techniques, and the care and handling of the Products during warehousing and distribution. BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS SOLELY AND EXCLUSIVELY RESPONSIBLE FOR THE VALIDATION OF STERILIZATION PROCESSING AND PRODUCT STERILITY ASSURANCE, THE INTEGRITY OF PRODUCT PACKAGING AND THE ADEQUACY OF PRODUCT LABELING. SELLER MAKES NO REPRESENTATION, GUARANTEE, OR WARRANTY, EXPRESSED OR IMPLIED, WITH RESPECT TO THE STERILITY OF THE PRODUCTS WHICH ARE PROCESSED HEREUNDER.

                  (b) The parties agree that Buyer's sole and exclusive remedy in the event of Seller's failure to process the Products in accordance with the cycle parameters referred to in Section 4.1 shall be the remedies provided in
Section 4.1(b) and 4.8. In no event shall Seller be liable for special, indirect, incidental, or consequential damages, including but not limited to damages arising from death, bodily injury, property damage other than damage to the Products, loss of profits or revenue or loss of use of the Products.

                  6.2 Indemnification. (a) Buyer agrees to indemnify and save Seller harmless from and against all expenses, losses, costs, deficiencies, liabilities and damages, including reasonable attorneys' fees and expenses (collectively, "damages") incurred or suffered by Seller arising out of or in connection with (i) any breach by Buyer of any of its covenants or agreements made in this Agreement, (ii) the processing of the Products, except to the extent such damages are caused by negligent acts or omissions of Seller, or Seller's failure to comply with the provisions of this Agreement, or (iii) any claim that the Products are not sterile.

                  (b) Seller agrees to indemnify and save Buyer harmless from and against all damages incurred or suffered by Buyer arising out of or in connection with (i) any breach by Seller of any of its covenants or agreements made in this Agreement and (ii) any negligent acts or omissions of Seller in the processing of the Products.

         7.0      TERMINATION

                  7.1 Termination for Material Breach. Upon the material breach of any obligation under this Agreement by either party, the aggrieved party may give to the defaulting party notice of such breach, which notice shall specify the exact nature of the breach and shall expressly state the aggrieved party's intention to terminate this Agreement in the event the breach is not remedied within ninety (90) days after the receipt of such notice. If after the expiration of such period, the defaulting party has failed or refuses to remedy such breach, this Agreement may be terminated forthwith, effective upon notice given by the aggrieved party to the defaulting party. The right of either party to terminate this Agreement in the event of a breach hereof by the other party is not an exclusive remedy for such breach, and, except as provided in Sections 2.3(b) and 6.1(b), either party shall also be entitled to any other remedy available under the laws of any applicable jurisdiction. This Agreement may also be terminated by Seller or Buyer pursuant to Section 2.3(b).

                  7.2 No Waiver of Termination Rights. Any delay by either party in sending any of the notices specified in Section 7.1 shall not constitute any waiver of the sending party's right to terminate this Agreement.

                  7.3 Termination Not Unfair or Abusive. The parties agree that any termination hereof according to the formalities specified herein, and based on the conditions required by the provision under which such termination is effected, shall not constitute an unfair or abusive termination or create any liability not set forth in this Agreement of the terminating party to the other party.

                  7.4 Survival of Certain Rights and Obligations. Neither the expiration nor any termination of this Agreement for whatever cause shall affect any rights or obligations of either party which have accrued as of the effective date of such expiration or termination, nor shall it affect any rights or obligations of either party which are intended by the parties to survive such expiration or termination, including without limitation the rights and obligations of the parties under Sections 5.0, 6.1, and 6.2 hereof.

         8.0      GENERAL PROVISIONS

                  8.1 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, as follows:

         If to Buyer, addressed as follows:

                  Baxter Healthcare Corporation
                  Baxter Convertors/Custom Sterile
                  1500 Waukegan Road, Bldg. K
                  McGaw Park, Illinois 60085
                  Attn.:   Director of Distribution Logistics
                           Custom Sterile

         If to Seller, addressed as follows:

                  Griffith Micro Science, Inc.
                  2001 Spring Road, Suite 500
                  Oak Brook, Illinois 60521
                  Attn.:  Peter Gortz, Vice President Sales and Marketing

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received.

                  8.2 No Waiver. The failure of either party hereto at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision, and any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

                  8.3 Governing Law. The validity, construction, interpretation and enforcement of this Agreement, or any breach thereof, shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed in that State.

                  8.4 Entire Agreement. This Agreement constitutes the final written expression of the terms of agreement between the parties relating to the subject matter contained herein and is the complete and exclusive statement of these terms. This Agreement supersedes all prior agreements with respect to such subject matter and merges all prior discussions between the parties. All references to this Agreement shall be deemed to include the schedules hereto. No provision in any purchase order or purchase order confirmation, whether entered into prior to, concurrently with or after the execution and delivery of this Agreement, shall be effective to the extent that such provision is inconsistent with any provision of this Agreement

                  8.5 Amendments. This Agreement may be amended only by a writing signed by a duly authorized representative of each party.

                  8.6 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity, unenforceability or illegality of any provision of this Agreement shall not in any way affect or impair the validity, enforceability or legality of the other provisions hereof.

                  8.7 Force Majeure. Neither party shall be liable to the other for any delay or default in performance of any obligation under this Agreement rising from causes beyond its control, including without limitation fire, storm, flood, earthquake, explosion, accident, acts of public enemies, war, rebellion, insurrection, sabotage, epidemic, quarantine restrictions, labor disputes or shortages, transportation embargo, or failure or delays in transportation, inability to secure gas, acts of Good, or acts of any governmental authority or agency thereof. If one of Seller's facilities is shut down for a period of time pursuant to the Occupational Safety and Health Administration ("OSHA") Regulation 29 CFR Part 1910 or the environmental regulations of any state and the facility cannot continue processing for Buyer, Seller shall utilize any of its other processing facilities and shall be solely responsible for any additional processing and transportation costs resulting therefrom during the period of the shut down.

                  8.8 Assignment. (a) Except as provided in subsection (b) of this Section, this Agreement is not assignable by either party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, provided, however, either party may assign its rights and delegate its obligations hereunder to an affiliate of the party. For purposes of this Agreement the term "affiliate" means, with respect to a specified person, any other person which directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the person specified.

                  8.8 (b) Baxter International Inc. ("Baxter") has publicly announced its intention to spin off certain of its businesses as a separate corporation (referred to until such time as a definitive name is announced as "NewCo"). It is anticipated that NewCo will own the facilities listed on Schedule A, which use or will use Seller's sterilization processing services. Buyer agrees to assign this Agreement to NewCo and to cause NewCo to accept the assignment and to comply with the terms and conditions of this Agreement. If some of the business units that use Seller's sterilization processing services are retained by Baxter, Baxter may, at its option, execute a separate unrelated agreement with Seller.

                  8.9 Binding Agreement. Subject to the provisions of Section
8.8 hereof, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

                  8.10 Relationship. This Agreement does not create an agency relationship or partnership between the parties, each party is an independent contractor.

                  8.11 EEO Information. Seller is aware of and will comply with applicable State and Federal laws and regulations that pertain to small business and equal employment opportunity as attached hereto as Schedule D.

                  8.12 Schedules. The following schedules are attached to this Agreement and are incorporated herein:

         1. Schedule A: Process Control Standards (listed separately for each of
                        Buyer's manufacturing facilities).

         2. Schedule B: [  *  ]

         3. Schedules B-1 through B-5: [ * ]

         4. Schedule C: Continuing Guaranty, dated 9/28/87 (page 1 of 1).

         5. Schedule D: EEO Information

         6. Schedule E: Performance Criteria Schedule

            In the event of any conflict between the express provisions of the Schedule C and of this Agreement, the provisions of this Agreement shall control.


---------------
*Confidential Treatment requested; material filed separately with the Commission.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BAXTER HEALTHCARE CORPORATION                  GRIFFITH MICRO SCIENCE, INC.



By: /s/ Roger Sisterman                         By:  /s/ Kevin M. Swan
   -------------------------------------            -------------------------
Title: Vice President of Manufacturing        Title: President and C.E.O.
       ---------------------------------             ------------------------
       Its duly authorized officer                   Its duly authorized officer

                                   SCHEDULE A

                          PROCESS CYCLE SPECIFICATIONS



GMS LOCATION        BAXTER DIVISION              BAXTER LOCATION      PRODUCTS
------------        ---------------              ---------------      --------

[  *  ]             Baxter Custom Sterile        [  *  ]

[  *  ]             Baxter Healthcare            [  *  ]

[  *  ]             Baxter Convertors            [  *  ]

[  *  ]             Baxter Custom Sterile        [  *  ]              Kits

[  *  ]             Baxter Custom Sterile        [  *  ]              Kits

[  *  ]             Baxter Custom Sterile        [  *  ]              Kits

[  *  ]             Baxter Custom Sterile        [  *  ]              Kits



---------------
*Confidential Treatment requested; material filed separately with the Commission.

                                     [ * ]+






---------------
*Confidential Treatment requested; material filed separately with the Commission.
+34 pages omitted.

SCHEDULE C

                              CONTINUING GUARANTEE



Seller guarantees that it will process Buyer's product according to Buyer's specifications set forth in Schedule A and the terms and conditions of this Agreement.

Seller will furnish to Baxter Healthcare Corporation a Certificate of Insurance evidencing the following insurance:

         - Comprehensive general liability with contractual liability coverage in the amounts of not less than $3,000,000 per occurrence, combined single limit.

         -        Statutory only workers compensation coverage.

         -        Employer liability in the amount of $500,000.

         -        Auto liability coverage in the amount of $1,000,000.

Evidence of insurance should be forwarded to Director of Logistics/Distribution, Baxter Custom Sterile, 1500 Waukegan Road - Building K, McGaw Park, Illinois 60085.

BAXTER                                                                SCHEDULE D

================================================================================

As a federal government contractor, Baxter Healthcare Corporation, and its affiliates are required to include in their subcontracts, vendor agreements and supply contracts certain additional clauses and provisions imposed by federal regulations. Contractor hereby agrees to the following terms and conditions applicable to its agreements with Baxter Healthcare Corporation or its affiliates.



I.    EQUAL EMPLOYMENT OPPORTUNITY CLAUSE (Applies To Contracts Of $10,000 Or
      More)

      During the performance of this contract, the Contractor agrees to the provisions of the Equal Employment Opportunity Clause contained in Executive Order 11246 of September 24, 1965 and incorporated in 41 CFR 60-1.4(a).



II.   EMPLOYMENT OF VETERANS (Applies To Contracts Of $10,000 or More)

      During the performance of this contact, the Contractor agrees to comply with the federal Vietnam Era Veterans Readjustment Act and provisions of 41 CFR 60-250.4 regarding equal employment opportunity for veterans.



III.  EMPLOYMENT OF HANDICAPPED PERSONS (Applies To Contracts Of $25,000 Or
      More)

      During the performance of this contract, the Contractor agrees to comply with the provisions of the Rehabilitation Act of 1973 and with the provisions of 41 CFR 60.741.4 regarding equal employment opportunities for handicapped persons.



IV. UTILIZATION OF SMALL BUSINESS AND SMALL DISADVANTAGED BUSINESS CONCERNS (Applies To Contracts Over $10,000)

      (a) It is the policy of the United States that small business concerns owned and controlled by socially and economically disadvantaged individuals shall have the maximum practicable opportunity to participate in the performance of contracts let by any Federal Agency.
      (b) The contractor hereby agrees to carry out this policy in the awarding of subcontracts to the fullest extent consistent with the efficient performance of this contract. The contractor further agrees to cooperate in any studies or surveys as may be conducted by the Small Business Administration or the contracting agency which may be necessary to determine the extent of the contractor's compliance with the clause. (c) (1) As used in this contact, the term "small business concern" shall mean a small business as defined pursuant to section 3 of the Small Business Act and relevant regulations promulgated pursuant thereto. (2) The term "small business concern owned and operated by socially and economically disadvantaged individuals" shall mean a small business concern - (i) which is at least 51 per centum owned by one or more socially and economically disadvantaged individuals; or in the case of any public owned business, at least 51 per centum of the stock of which is owned by one or more socially and economically disadvantaged individuals; and (ii) whose management and daily business operations are controlled by one or more of such individuals. The contractor shall presume that socially and economically disadvantaged individuals include Black Americans, Hispanic Americans, Native Americans, Asian-Pacific Americans, and other minorities, or any other individual found to be disadvantaged by the Small Business Administration pursuant to section 8 (a) of the Small Business Act. (d) Contractors acting in good faith may rely on written representations by their subcontractors regarding their status as a small business concern owned and controlled by socially and economically disadvantaged individuals.

All solicitations for negotiated for formally advertised contracts or amendments or modifications (including contracts, amendments, and modifications placed on a sole source basis), except those for procurement and setasides pursuant to section 8 (a) and section 15 of the Small Business Act as amended which individually are expected to exceed $5,000,000, or in the case of contracts for the construction of any public facility, $1,000,000, and are required to include the clause entitled Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals, shall include a provision which requires the apparent successful offeror, provided the offeror is not a small business concern, to negotiate a detailed subcontracting plan. The provision is as follows:

         1.       This provision does not apply to small business concerns.

         2. The term "subcontract" means any agreement (other than one involving an employer/employee relationship) entered into by a Federal Government prime contractor or subcontractor calling for supplies or services required for the performance of the original contract or subcontract.

         3. The offeror acknowledges that it is aware of the subcontracting plan requirements in this provision, and if it is the apparent successful offeror, and if the contract offers subcontracting possibilities, agrees to negotiate or offer a plan which includes:

                  a. Percentage goals (expressed in terms of percentage of total planned subcontracting dollars) for the utilization as subcontractors of small business concerns owned and controlled by socially and economically disadvantaged individuals; (for the purposes of the subcontracting plan, the contractor may include all purchases which contribute to the performance of the contract, including a proportionate share of products, services, etc., whose costs are normally allocated as indirect or overhead costs.)

                  As part of its establishment of percentage goals, the apparent successful offeror shall also include in its subcontracting plan:

                  (1) A statement of: (a) total dollars planned to be subcontracted; (b) total dollars planned to be subcontracted to small business; and (c) total dollars planned to be subcontracted to small disadvantaged business.

                  (2) A description of the principal product and service areas to be subcontracted and an identification of those areas where it is planned to use (i) small business subcontractors, and
                  (ii) small disadvantaged business subcontractors.

                  (3) A statement of the method used in developing proposed subcontracting goals for (i) small business, (ii) small disadvantaged business concerns.

                  (4) If the offerer includes indirect and overhead costs as an element in establishing the goals in the subcontracting plan, the method used in determining the proportionate share of indirect and overhead costs incurred with (i) small business, and (ii) small disadvantaged business subcontractors shall be explained.

                  b. The name of an individual within the employ of the offeror who will administer the subcontracting program of the offeror and a description of the duties of such individuals;

                  c. A description of the efforts of the offeror will take to assure that small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals will have an equitable opportunity to compete for subcontracts;

                  d. Assurances that the offeror will include the clause entitled Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals in all subcontracts which offer further subcontracting opportunities and to require all subcontractors (except small business concerns) which receive subcontracts in excess of $5,000,000, or in the case of a contract for the construction of any public facility, $1,000,000, to adopt and comply with a plan similar to the plan agreed to by the offeror. Such assurances shall describe the offeror's procedures for the review, approval, and monitoring for compliance with such plans;

                  e. Assurances that the offeror will submit such periodic reports and cooperate in any studies or surveys as may be required by the contracting agency or the Small Business Administration in order to determine the extent of compliance by the offeror with subcontracting plan; and

                  f. A recitation of the types of records the offeror will maintain to demonstrate procedures which have been adopted to comply with the requirements and goals set forth in the plan, including the establishment of source lists of small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals; and efforts to identify and award subcontracts to such small business concerns. The record shall include at least the following (these records may be maintained on a plantwide of companywide basis unless otherwise indicated):

                  (1) Small and disadvantaged business source list, guides and other data identifying small and small disadvantaged business vendors.

                  (2) Organizations contacted for small and disadvantaged business sources.

                  (3) On a contract-by-contract basis, records on all subcontract solicitations over $1,000,000, indicating on each solicitation (a) whether small business was solicited, and if not, why not; (b) whether small disadvantaged business was solicited, and if not, why not; and (c) reasons for the failure of solicited small business or small disadvantaged business to receive the subcontract award.

                  (4) Records to support other outreach efforts:

                      -  Contacts with minority and small business associations;

                      -  Contacts with business development organizations;

                      - Attendance at small and minority business procurement conferences and trade fairs.

                  (5) Records to support internal activities to guide and encourage buyers:

                      -  Workshops, seminars, training programs, etc.

                      -  Monitoring activities to evaluate compliance.

                  (6) On a contract basis, records to support award data submitted to the Government to include name and address of subcontractor.

         4. The offeror understands that:

                  a. No contract will be awarded unless and until an acceptable plan is negotiated with the contracting officer which plan will be incorporated into the contract, as a material pert thereof.

                  b. An acceptable plan must, in the determination of the contracting officer, provide the maximum practicable opportunity for small business concerns and small business concerns owned and controlled by socially and economically disadvantaged persons to participate in the performance of the contract.

                  c. If a subcontracting plan acceptable to the contract officer is not negotiated within the time limits prescribed by the contracting activity and such failure arises out of causes within the control and with the fault or negligence of the offeror, the offeror shall be ineligible for an award. The contracting officer shall notify the contractor in writing of his reasons for determining a subcontracting plan to be unacceptable. Such notice shall be given early enough in the negotiation process to allow the contractor to modify the plan within the time limits prescribed.

                  d. Prior compliance of the offeror with other such subcontracting plans under previous contracts will be considered by the contracting officer in determining the responsibility of the offeror for award of the contract.

                  e. It is the offeror's responsibility to develop a satisfactory subcontracting plan with respect to both small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals and that each such aspect of the offeror's plan will be judged independent of the other.

                  f. The offeror will submit, as required by the contracting officer, subcontracting reports in accordance with the instructions thereon, and as further directed by the contracting officer. Subcontractors will also submit these reports to the government's contracting officer or as otherwise directed, with a copy to the prime contractor's designated small and disadvantaged business liaison.

         5. The failure of any contractor or subcontractor to comply in good faith with (a) the clause entitled Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals or (b) an approved plan required by this Small Business and Small Disadvantaged Business Subcontracting Plan (Negotiated) provision, will be a material breach of such contract or subcontract.


V. UTILIZATION OF WOMEN-OWNED BUSINESS CONCERNS (Applies To Contracts Over $10,000)

         (a) It is the policy of the United States Government that women-owned businesses shall have the maximum practicable opportunity to participate in the performance of contracts awarded by any Federal agency.

         (b) The Contractor agrees to use his best efforts to carry out this policy in the award of subcontracts to the fullest extent consistent with the efficient performance of this contract. As used in this contract, a "women-owned business" concern means a business that is at least 51% owned by a woman or women who also control and operate it. "Control" in this context means exercising the power to make policy decisions. "Operate" in this context means being actively involved in the day to day management. "Women" mean all women business owners.

The following clause shall be included in all contracts, amendments or modifications expected to exceed $5,000,000 or in the case of contracts for the construction of any public facility, $1,000,000 which require the Utilization Clause in (1) above:

         (A) The Contractor agrees to establish and conduct a program which will enable women-owned business concerns to be considered fairly as subcontractors and suppliers under this contract. In this connection, the contractor shall:

                  (1) Designate a liaison officer who will administer the Contractor's "Women-Owned Business Concerns Program."

                  (2) Provide adequate and timely consideration of the potentialities of know women-owned business concerns in all "make-or-buy" decisions.

                  (3) Develop a list of qualified bidders that are women-owned businesses and assure that known women-owned business concerns have an equitable opportunity to compete for subcontracts, particularly by making information on forthcoming opportunities available by arranging solicitations, time for the preparation of bids, quantities, specifications, and delivery schedules so as to facilitate the participation of women-owned concerns.

                  (4) Maintain records showing (i) procedures which have been adopted to comply with the policies set forth in this clause, including the establishment of a source list of women-owned business concerns; (ii) awards to women-owned businesses on the source list by minority and nonminority women-owned business concerns; and
                           (iii) specific efforts to identify and award contracts to women-owned business concerns.

                  (5) Include the "Utilization of Women-Owned Business Concerns" clause in subcontracts which offer substantial subcontracting opportunities.

                  (6) Cooperate in any studies and surveys of the Contractor's women-owned business concerns procedures and practices that the Contracting Officer may from time-to-time conduct.

                  (7) Submit periodic reports of subcontracting to women-owned business concerns with respect to the records referred to in subparagraph (4) above, in such form and manner and at such time (not more often than quarterly) as the Contracting Officer may prescribe.

         (B) The Contractor further agrees to insert, in any subcontract hereunder which may exceed $5,000,000 or $1,000,000 in the case of contracts for the construction of any public facility and which offers substantial subcontracting possibilities, provisions which shall conform substantially to the language of this clause, including this paragraph (B), and to notify the Contracting Officer of the Names of such subcontractors.

         (C) The contractor further agrees to require written certification by its subcontractors that they are bona fide women-owned and controlled business concerns in accordance with the definition of women-owned business concern as set forth in the Utilization Clause 1(b) above at the time of submission of bids or proposals.



VI.      UTILIZATION OF LABOR SURPLUS AREA CONCERNS (Applies To Contracts Over
         $10,000)

         (A) It is the policy of the Government to award contracts to labor surplus area concerns that (1) have been certified by the Secretary of Labor (hereafter referred to respectively as certified concerns with a first or second preference) regarding the employment of proportionate number of disadvantaged individuals and have agreed to perform substantially (i) in or near sections of concentrated unemployment or underemployment or in persistent or substantial labor surplus areas or (ii) in other areas of the United States; or (2) are noncertified concerns which have agreed to perform substantially in persistent or substantial labor surplus areas, where this can be done consistent with the efficient performance of the contract and at prices no higher than are obtainable elsewhere. The Contractor agrees to use its best efforts to place its subcontracts in accordance with this policy.

         (B) In complying with paragraph (A) of this clause, the Contractor in placing its subcontracts shall observe the following order of preference: (1) certified concerns with a first preference which are also small business concerns, (2) other certified concerns with a first concerns, (3) certified concerns with a second preference which are also small business concerns, (4) other certified concerns with a second preference, (5) persistent or substantial labor surplus area concerns which are also small business concerns, (6) other persistent or substantial area concerns, and (7) small business concerns which are not labor surplus area concerns.

         The Contractor further agrees that the following clause shall be included in all contracts which may exceed $500,000 which contain the clause required above and which, in the opinion of the procuring activity, offer substantial subcontracting possibilities. Furthermore, prime contractors who are to be awarded contracts which may not exceed



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

         $500,000 but which, in the opinion of the procuring activity, offer substantial subcontracting possibilities, shall be urged to accept this clause.

         (A) The Contractor agrees to establish and conduct a program which will encourage labor surplus area concerns to compete for subcontracts within their capabilities. In this connection, the Contractor shall -

                  (1) Designate a liaison with duly authorized representatives of the Government on labor surplus area matters, (ii) supervise compliance with the Utilization of Concerns in Labor Surplus Areas clause, and (iii) administer the Contractor's "Labor Surplus Area Subcontracting Program";

                  (2) Provide adequate and timely consideration of the potentialities of labor surplus area concerns in all "make-or-buy" decisions;

                  (3) Assure that labor surplus area concerns will have an equitable opportunity to compete for subcontracts, particularly by arranging solicitations, time for the preparation of bids, quantities, specifications, and delivery schedules so as to facilitate the participation of labor surplus area concerns;

                  (4) Maintain records showing procedures which have been adopted to comply with the polices set forth in this clause. Records maintained pursuant to this clause will be kept available for review by the Government until the expiration of one year after the award of this contract, or for such longer periods as may be required by any other clause of this contract or by applicable law or regulations; and

                  (5) Include the Utilization of Concerns in Labor Surplus Areas clause in subcontracts which offer substantial labor surplus area subcontracting opportunities.

         (B) A "labor surplus area concern" is a concern that (1) has been certified by the Secretary of Labor (hereafter referred to as a certified-eligible concern) regarding the employment of a proportionate number of disadvantaged individuals and has agreed to perform substantially in or near sections of concentrated unemployment or underemployment, in persistent or substantial labor surplus areas, or in other areas of the United States, or (2) is a noncertified concern which has agreed to perform a substantial proportion of a contract in persistent or substantial labor surplus areas. A certified-eligible concern shall be deemed to have performed a substantial proportion of a contract in or near sections of concentrated underemployment, in persistent or substantial labor surplus areas, or in other areas if the costs that concern will incur on account of manufacturing or production in or near such sections or in such areas (by itself, if a certified concern, or by certified concerns action as fist-tier subcontractors) amount to more than 25



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

                  percent of the contract price. A concern shall be deemed to have performed a substantial proportion of a contract in persistent or substantial labor surplus areas (by itself or its first-tier subcontractors) if the costs that the concern will incur on account of production or manufacturing in such areas amount to more than 50 percent of the contract price.

         (C) The Contractor further agrees to insert, in any subcontract hereunder which may exceed $5,000,000 and which contains the Utilization of Concerns in Labor Surplus Areas clause, provisions which shall conform to the language of this clause, including this paragraph, and to notify the Contracting Officer of the names of such subcontractors.



VII.     CLEAN AIR AND WATER

         (Applicable only if the contract exceeds $1,000,000, or the contracting officer has determined that orders under an indefinite quantity contract in any one year will exceed $1,000,000, or a facility to be used has been the subject of a conviction under the Clean Air Act (42 U.S.C. 1957c8(cX1) or the Federal Water Pollution Control Act (33 U.S.C. 1319(c) and is listed by EPA, or the contract is not otherwise exempt.)

         The contractor agrees as follows:

         (A) To comply with all requirements of section 114 of the Clean Air Act, as amended (42 U.S.C. 1857, et seq. as amended by Pub. L. 91-604 and section 306 of the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq., as amended by Publ. 92-500), respectively, relating to inspection, monitoring, entry, reports, and information, as well as other requirements specified in section 114 and section 308 of the Air Act and the Water Act, respectively, and all regulations and guidelines issued thereunder before the award of this contract.

         (B) That no portion of the work required by this prime contract will be performed in a facility listed on the Environmental Protection Agency List of Violating Facilities on the date when this contract was awarded unless and until the EPA eliminates the name of such facility or facilities from such listing.

         (C) To insert the substance of the provisions of this clause into any nonexempt subcontract, including paragraph (D).

         The Contractor also agrees that it has or will provide Baxter Healthcare Corporation with a copy of all available material safety data sheets for products furnished under this contract. The material safety data sheets will include such information as product ingredients; physical characteristics; storage, transportation and disposal requirements; firefighting methods; human exposure limitations; and other environmental and safety hazards and precautionary measures.




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



                                   SCHEDULE E
                      PERFORMANCE CRITERIA SCHEDULE - 1996
                  FOR BAXTER CONVERTORS/CUSTOM STERILE DIVISION
                           (To be reviewed quarterly)



Section

     I. Turnaround period 2.4(a): Average of [ * ] working days in any processing facility in any given month.

    II. Aeration Period over which Seller agrees to meet its obligations under Section 2.4 (b): Average of [ * ] working days in any processing facility (including any backup facility used pursuant to Section 2.4(b)) in any given [ * ] consecutive day period.

   III. Percent of loads processed with variations over which Seller agrees to the provisions under Section 4.1(b): [ * ] of total loads in any calendar month. Seller will make a continuing good faith effort to reduce the percentage of total loads on which it fails to process in accordance with cycle parameters.





---------------
*Confidential Treatment requested; material filed separately with the Commission.

                       ACKNOWLEDGEMENT OF AND AMENDMENT TO
                   STERILIZATION PROCESSING SERVICES AGREEMENT


                  This acknowledgement of and amendment to ("Acknowledgement") the Sterilization Processing Services Agreement between Griffith Micro Science, Inc. ("Seller") and the Convertors/Custom Sterile Division of Baxter Healthcare Corporation, made and entered into as of the 1st day of January 1996 ("Sterilization Agreement"), is made and entered into as of September 30, 1996 by and between Seller and Allegiance Healthcare Corporation.

                                    RECITALS

                  On September 30, 1996, Baxter Healthcare Corporation ("Baxter") completed a spin-off of some of its business units and facilities to a new corporation named Allegiance Healthcare Corporation ("Allegiance"). Among the business units and facilities included in the spin-off were those for which Seller performs sterilization services under the Sterilization Agreement. Pursuant to Section 8.8(b) of the Sterilization Agreement, Baxter, referred to as "Buyer" in the Sterilization Agreement, assigned to Allegiance and Allegiance accepted the assignment of Baxter's rights and obligations under the Sterilization Agreement. Since September 30, 1996, Allegiance has performed all of Buyer's obligations and accepted all of Buyer's benefits under the Sterilization Agreement. By this Acknowledgement, the parties hereto wish to formally document that Allegiance has succeeded to Baxter's rights and obligations under the Sterilization Agreement and Allegiance is bound by and agrees to be bound by the terms and conditions of the Sterilization Agreement. Allegiance and Seller also wish to amend the Sterilization Agreement as set forth herein.

                                    COVENANTS

                  Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                  1. Seller and Allegiance acknowledge and agree that (a) Baxter has assigned to Allegiance, and Allegiance has accepted the assignment of, all of Baxter's rights and obligations under the Sterilization Agreement, (b) all references to Baxter or Buyer in the Sterilization Agreement shall refer to Allegiance and (c) Allegiance is bound by the terms and conditions of the Sterilization Agreement.

                  2. The address specified in Section 8.1 of the Sterilization Agreement for the sending of notices, requests, information or other documents by Seller to Buyer shall be changed to:

                  Allegiance Healthcare Corporation
                  1500 Waukegan Road, Bldg. K
                  McGaw Park, Illinois  60085
                  Attn.:  Corporate Vice President of Manufacturing

                  3. Seller and Allegiance ratify and affirm the Sterilization Agreement as amended hereby. The Sterilization Agreement and this Acknowledgement shall be read as one document.

                  IN WITNESS WHEREOF, the parties have caused this Acknowledgement to be executed by their respective duly authorized officers.

ALLEGIANCE HEALTHCARE                         GRIFFITH MICRO SCIENCE, INC.
  CORPORATION



By: /s/ Robert Sisterman                      By: /s/ John P. Sabalaskey
   --------------------------------------        -------------------------
Title: Vice President of Manufacturing        Title: Senior Vice President and
      -----------------------------------            Chief Financial Officer
      Its duly authorized officer                    ---------------------------
                                                     Its duly authorized officer



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